Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ENZON PHARMACEUTICALS, INC.
_________________________________________

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware
_________________________________________

Enzon Pharmaceuticals, Inc., a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

FIRST:  Article 9, Paragraphs A and B of the Corporation's Amended and Restated Certificate of Incorporation are hereby amended to read in their entirety as set forth below:

9.  NUMBER OF DIRECTORS.     (A)  The Board of Directors shall consist of not less than three nor more than fifteen directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the whole Board of Directors, and such exact number shall be four until otherwise determined by resolution adopted by affirmative vote of a majority of the whole Board of Directors. As used in this Article 9, the term "whole Board" means the total number of directors, which the Corporation would have if there were no vacancies. The Board of Directors shall not be classified.  From and after the 2010 Annual Meeting of Stockholders, directors shall be elected at each annual meeting of stockholders for a one-year term expiring at the next annual meeting of stockholders and until such director's successor is elected and qualified, subject to such director's earlier death, resignation, disqualification or removal; provided that no decrease in the number of directors shall affect the term of any director then in office. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto.

(B)  Unless otherwise required by law or this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), vacancies on the Board of Directors, however caused, and newly created directorships shall be filled solely by a majority vote of the directors then in office, whether or not a quorum, and any director so chosen shall hold office until the next annual meeting of stockholders and until such director's successor is elected and qualified.

SECOND:  The foregoing amendments were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

[Execution page follows.]

IN WITNESS WHEREOF, Enzon Pharmaceuticals, Inc. has caused this Certificate to be duly executed in its corporate name this 13th day of July, 2010.

ENZON PHARMACEUTICALS, INC.

By:	/s/ Ralph del Campo
	Name	Ralph del Campo
	Title:	Principal Executive Officer

[Signature Page to Certificate of Amendment]